Exhibit No. 21

List of Subsidiaries

The subsidiaries of Barnwell Industries, Inc., at September 30, 2007 were:

Jurisdiction of
Name of Subsidiary	Incorporation or Organization

Barnwell of Canada, Limited	Delaware
Water Resources International, Inc.	Delaware
Barnwell Hawaiian Properties, Inc.	Delaware
Barnwell Kona Corporation	Hawaii
Kaupulehu Developments	Hawaii
Cambridge Hawaii Limited Partnership	Hawaii
Barnwell Management Co., Inc.	Delaware
Barnwell Shallow Oil, Inc.	Delaware
Barnwell Geothermal Corporation	Delaware
Barnwell Mining Co.	Delaware
Barnwell Overseas, Inc.	Delaware
Geothermal Exploration and Development Corp.	Delaware
Victoria Properties, Inc.	Delaware
Barnwell Financial Corporation	Delaware
NDTX, Inc.	Delaware
Barnwell Investment Corporation	Hawaii
WRI Properties, Inc.	Hawaii
Barnwell Alakea Properties, Inc.	Hawaii
Barnwell Hilo Corporation	Hawaii
Kaupulehu Investors, LLC	Hawaii
Mauka 3K, LLC	Hawaii
Kaupulehu Mauka Investors, LLC	Hawaii
Kaupulehu 2007, LLLP	Hawaii
Barnwell Makai, Inc.	Hawaii
Barnwell of Israel, Ltd.	Israel
Barnwell Oil & Gas, Ltd.	Israel
Bill Robbins Drilling, Ltd.	Alberta, Canada
Gypsy Petroleum Ltd.	Alberta, Canada
Dartmouth Petroleum, Ltd.	Alberta, Canada
J.H. Wilson Associates, Ltd.	Alberta, Canada